[RYDER SCOTT COMPANY, L.P. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        As independent oil and gas consultants, Ryder Scott Company, L.P., hereby consents to the inclusion of our audit letter, dated January 29, 2002 (the "Audit Letter"), addressed to Westport Resources Corporation, a Nevada corporation ("Westport"), regarding the proved reserves and related future revenue of Westport as of December 31, 2001 in this Annual Report on Form 10-K for the year ended December 31, 2001 ("Form 10-K") and to all references to Ryder Scott Company, L.P. and the Audit Letter included in or made a part of this Form 10-K.

/s/ RYDER SCOTT COMPANY, L.P.

March 19, 2002